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                       SECURITIES AND EXCHANGE COMMISSION

                              WASHINGTON, DC 20549

                          -----------------------------

                                    FORM 8-K

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15 (d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


Date of Report (date of earliest event)             June 16, 2000
                                        ----------------------------------------

                               HARSCO CORPORATION
--------------------------------------------------------------------------------
             (Exact name of registrant as specified in its charter)


      Delaware                        1-3970                     23-1483991
      --------                        ------                     ----------
(State or other jurisdiction        (Commission               (I.R.S. Employer
of incorporation)                   File Number)              Identification
                                                              Number)


Camp Hill, Pennsylvania                                         17001-8888
-----------------------                                      -------------------
(Address of principal executive offices)                        (Zip Code)


Registrant's telephone number, including area code:            (717) 763-7064
                                                             -------------------





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ITEM 2.  Acquisition or Disposition of Assets
         ------------------------------------

On May 16, 2000, Harsco Corporation (the Company) announced that it agreed with UK-based John Mowlem & Company plc that Mowlem would, subject to obtaining its stockholders' approval, sell to a wholly owned subsidiary of Harsco, its entire holding in SGB Group plc (SGB), representing 50.96 percent of the outstanding shares. The Company said it would launch a cash tender offer through its wholly owned subsidiary, Harsco Investment Limited, to acquire all of the shares of SGB. SGB is one of Europe's largest suppliers of scaffolding, forming and related access products and services. SGB also has operations in North America, the Middle East and the Asia Pacific region. For the year ended December 31, 1999, SGB recorded sales of (pound)283 million (approximately *$426 million).

On May 20, 2000, Harsco Investment Limited issued its offer to the shareholders of SGB to purchase all of the issued and to be issued share capital for a cash price of (pound)2.50 (approximately *$3.76) per share. The total transaction would value SGB at approximately (pound)188 million (approximately *$283 million) for 100 percent of the outstanding shares, plus the assumption of certain SGB indebtedness, for a total consideration of (pound)222 million (approximately *$334 million). The Company has arranged for a (pound)190 million syndicated bank credit facility to provide bridge loan financing for this transaction. This credit facility was initially underwritten by the Chase Manhattan Bank and subsequently sold to a group of 17 banks. Harsco plans to replace these borrowings with funds from a forthcoming debt issue.

On June 9, 2000, the Company announced that the shareholders of Mowlem had approved the acceptance of Harsco's offer for Mowlem's 50.96 percent holding in SGB. Harsco declared its offer for the remaining issued shares of SGB to be unconditional as to acceptances.

On June 16, 2000, the Company announced that it had received the last remaining approvals from British and Dutch regulatory authorities and declared its offer to acquire SGB wholly unconditional. With these developments, the Company obtained beneficial ownership of 56.41 percent of SGB's issued shares, which represents the acceptances received from SGB shareholders as of 12:00 p.m. on June 16, 2000. As of June 30, 2000 the Company has received acceptances for
94.61 percent of SGB's issued shares. Under British regulations that gives the Company the right to compulsorily acquire all remaining SGB shares outstanding which have yet to be tendered at the expiration of the requisite notice period, which is six weeks after notice of compulsory acquisition. The Company intends to exercise that right.

The Company will consolidate SGB's financial results from June 16, 2000, the date of acquisition. SGB will be included in the Harsco Infrastructure Segment.

*Note: Pound sterling amounts are converted to U.S. dollars based upon the June 27, 2000 published foreign exchange rates. The U.S. dollar amounts presented vary from the June 9 and June 16 press releases due to fluctuations in the pound sterling foreign exchange conversion rate.







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Forward Looking Statements

The nature of Harsco's and SGB's operations and the many countries in which they operate subject them to changing economic, competitive, regulatory, and technological conditions, risks, and uncertainties. In accordance with the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, Harsco provides the following cautionary remarks regarding important factors which, among others, could cause future results to differ materially from the forward-looking statements, expectations, and assumptions expressed or implied herein. These include statements about our management expectations for accretiveness of the acquisition, outcome of the offer, and management confidence and strategies for performance and market segment and industry growth.

These factors include, but are not limited to: (1) changes in the worldwide business environment in which Harsco and SGB operate, including import, licensing, and trade restrictions, currency exchange rates, interest rates, and capital costs; (2) changes in governmental laws and regulations, including taxes; (3) market and competitive changes, including market demand and acceptance for new products, services, and technologies; (4) effects of unstable governments and business conditions in emerging economies; and (5) other risk factors listed from time to time in the Company's SEC reports. The Company does not intend to update this information and disclaims any legal liability to the contrary.


ITEM 7.  Financial Statements and Exhibits
         ---------------------------------

(a) Financial Statements

In accordance with Item 7(a)(4) of Form 8-K, financial statements required by
Item 7(a) shall be filed by amendment to this Form 8-K no later than August 29, 2000.

(b) Pro-Forma Financial Information

In accordance with Item 7(b) of Form 8-K, the required pro-forma financial statements shall be filed by amendment to this Form 8-K no later than August 29, 2000.





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(c)  Exhibits

Exhibit                                                   Document
Number                                                      Pages
  99-1        Press release of Harsco dated                    1-2
              May 16, 2000

  99-2        Press release of Harsco dated                    1-2
              June 9, 2000

  99-3        Press release of Harsco dated                     1
              June 16, 2000

  99-4        Press release of Harsco dated                    1-2
              June 30,2000






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                                    SIGNATURE


         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.




                                    HARSCO CORPORATION
                                    ------------------
                                    (Registrant)



Date:  June 30, 2000                By: /s/ Salvatore D. Fazzolari
                                        ----------------------------------------
                                          Salvatore D. Fazzolari
                                          Senior Vice President,
                                          Chief Financial Officer and Treasurer





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